Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Robert E. Warren
Steven D. Oldham
(713) 789-1400
Pride International Reports Second Quarter Results
     Houston, Texas, August 1, 2006 — Pride International, Inc. (NYSE: PDE) reported net earnings for the second quarter 2006 of $67.8 million ($0.39 per diluted share) on record revenues of $616.5 million. For the second quarter 2005, Pride reported net earnings of $0.8 million ($.01 per diluted share) on revenues of $477.3 million. For the six-month period ended June 30, 2006, Pride reported net earnings of $138.3 million ($0.80 per diluted share) on revenues of $1,183.4 million. For the corresponding six-month period in 2005, Pride reported net earnings of $19.1 million ($0.13 per diluted share) on revenues of $943.5 million.
     Results for the second quarter 2006 included expenditures relating to the Audit Committee’s ongoing investigation and gains on sales of assets that, in total, reduced net earnings by $4.0 million ($.02 per diluted share) after tax. The second quarter 2005 included executive severance charges and a loss on sale of assets that totaled $17.1 million ($.11 per diluted share) after tax.
Operations
     The Company achieved record revenues in the second quarter as dayrates increased across all of the Company’s operating segments. Leading the increase were the Company’s jackups operating in the U.S. Gulf of Mexico, where average daily revenue per rig increased to $108,700 compared to $43,400 in the second quarter 2005 and $91,800 in the first quarter 2006. Average daily revenue for the Company’s drillships and semisubmersibles increased to $142,500 compared to $127,100 in the second quarter 2005 and $135,800 in the first quarter 2006. During the second quarter 2006, utilization for drillships and semisubmersibles was 86% compared to 90% in the first quarter 2006, and utilization for jackups was 88% and 93% during the same periods, respectively, due to an increase in planned shipyard days for special periodic rig surveys.
     Revenues for the Company’s Latin America Land segment in the second quarter 2006 increased to $151.1 million compared to $121.9 million in the second quarter 2005 and $135.8 million in the first quarter 2006. The increase in revenue was driven by increased dayrates and operating days primarily in Argentina, Colombia and Venezuela. Revenues for the Company’s E&P Services segment increased to $50.9 million in the second quarter 2006 as compared to $50.4 million in the second quarter 2005 and $39.7 million in the first quarter 2006. Utilization increased during the second quarter, following the first quarter resolution of general labor disruptions in Argentina.
     Consolidated earnings from operations for the second quarter 2006 totaled $125.2 million, as compared to $49.3 million in the second quarter 2005 and $129.8 million in the first quarter 2006. Earnings from operations during these time periods included: expenses relating to the Audit Committee’s ongoing investigation totaling $8.7 million and gains on asset sales of $1.7 million in the second quarter 2006; Audit Committee investigation expenses of $0.9 million and gains on asset sales of $26.7 million in the first quarter 2006; and executive severance charges of $10.8 million and a loss on sale of assets of $2.6 million in the second quarter 2005. Excluding these items, operating results for the second quarter 2006 increased $69.5 million, or 111%, over the prior year and $28.2 million, or 27%, sequentially.
Balance Sheet
     At June 30, 2006, the Company’s consolidated balance sheet reflected $1.1 billion in total debt and $103 million in cash and cash equivalents. The Company invested $124 million in capital expenditures in the second quarter and $167 million for the six months ended June 30, 2006, while reducing debt by an additional $168 million and increasing cash by $56 million during the six-month period.
Commentary
     Louis A. Raspino, President and Chief Executive Officer, commented, “Our second quarter financial results reflect the strength of worldwide drilling demand and limited rig availability. While we are currently observing some seasonal softness in the U.S. Gulf of Mexico, our exposure to dayrate fluctuations is somewhat limited in the near term. Also, we are confident that rig supply and demand dynamics in the Gulf will remain highly favorable after this year’s hurricane season. Globally, we expect the strong demand for drilling services to be sustained well beyond next year, and our financial performance should continue to improve as our fleet rolls to new contracts or reprices at leading edge rates. Our current contract backlog of $3.1 billion across our worldwide offshore fleet is the highest in the history of our company.”
Conference Call
     The Company will host a conference call at 9:00 a.m. central time on Wednesday, August 2, 2006 to discuss results for the quarter, recent events and management’s operational outlook. Individuals who wish to participate in the conference call may do so by dialing toll-free (888) 455-0664 in the United States or (773) 799-3718 outside of the United States. The conference leader will be Louis A. Raspino, President and Chief Executive Officer of Pride, and the password is “Pride.” In addition, the conference call will be broadcast live, on a listen-only basis, over the Internet at Pride’s website at http://www.prideinternational.com. A replay of the conference call, as well as an update of the contract status of the Company’s rig fleet and historical financial statements, will be available on the Company’s corporate web site.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 25 countries, operating a diverse fleet of 278 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 28 jackup rigs, and 18 tender-assisted, barge and platform rigs, as well as 218 land rigs.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

PRIDE INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

REVENUES	$616.5	$477.3	$1,183.4	$943.5
OPERATING COSTS, excluding depreciation and amortization	391.8	330.5	764.1	653.8
DEPRECIATION AND AMORTIZATION	64.4	64.6	129.9	129.7
GENERAL AND ADMINISTRATIVE, excluding depreciation and amortization	36.8	30.3	62.8	49.9
(GAIN) LOSS ON SALE OF ASSETS, net	(1.7)	2.6	(28.4)	(9.1)

EARNINGS FROM OPERATIONS	125.2	49.3	255.0	119.2

INTEREST EXPENSE	(18.5)	(22.1)	(38.2)	(46.6)
INTEREST INCOME	1.7	0.3	2.5	0.7
OTHER INCOME (EXPENSE), net	(2.0)	(0.1)	0.4	1.9

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	106.4	27.4	219.7	75.2
INCOME TAXES	37.2	23.6	79.4	46.8
MINORITY INTEREST	1.4	3.0	2.8	9.3

INCOME FROM CONTINUING OPERATIONS	67.8	0.8	137.5	19.1
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	—	0.8	—

NET INCOME	$67.8	$0.8	$138.3	$19.1

EARNINGS PER SHARE
Basic
Income from continuing operations	$0.41	$0.01	$0.84	$0.13
Income from discontinued operations	—	—	0.01	—

Net earnings	$0.41	$0.01	$0.85	$0.13

Diluted
Income from continuing operations	$0.39	$0.01	$0.79	$0.13
Income from discontinued operations	—	—	0.01	—

Net earnings	$0.39	$0.01	$0.80	$0.13

SHARES USED IN PER SHARE CALCULATIONS
Basic	162.7	154.0	162.4	146.1
Diluted	176.5	156.6	176.5	148.8

PRIDE INTERNATIONAL, INC.
RESULTS BY OPERATING SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

REVENUES:
Eastern Hemisphere	$164.4	$141.1	$329.0	$284.9
Western Hemisphere	122.0	104.8	241.5	214.0
U.S. Gulf of Mexico	128.1	59.1	235.4	109.4
Latin America Land	151.1	121.9	286.9	233.7
E & P Services	50.9	50.4	90.6	101.1
Corporate and Other	—	—	—	0.4

Total	$616.5	$477.3	$1,183.4	$943.5

EARNINGS (LOSS) FROM OPERATIONS:
Eastern Hemisphere	$37.4	$31.9	$102.4	$71.9
Western Hemisphere	14.0	7.9	26.6	25.2
U.S. Gulf of Mexico	69.4	14.6	120.1	22.1
Latin America Land	28.4	13.2	50.9	26.8
E & P Services	7.6	7.1	11.8	12.9
Corporate and Other	(31.6)	(25.4)	(56.8)	(39.7)

Total	$125.2	$49.3	$255.0	$119.2

PRIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)
(Unaudited)

	June 30,	December 31,
	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$100.9	$45.1
Restricted cash	1.8	1.8
Trade receivables, net	466.9	435.5
Parts and supplies, net	71.0	70.2
Prepaid expenses and other current assets	144.9	135.7

Total current assets	785.5	688.3
PROPERTY AND EQUIPMENT, net	3,192.6	3,181.7
INVESTMENTS IN AND ADVANCES TO AFFILIATES	73.1	68.0
GOODWILL	68.5	68.5
OTHER ASSETS	73.7	80.0

	$4,193.4	$4,086.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$55.9	$57.5
Short-term borrowings	2.2	2.2
Accounts payable	164.9	159.8
Accrued expenses	304.9	255.0

Total current liabilities	527.9	474.5

OTHER LONG-TERM LIABILITIES	64.5	69.3
LONG-TERM DEBT, net of current portion	1,021.2	1,187.3
DEFERRED INCOME TAXES	117.2	71.7
MINORITY INTEREST	27.1	24.3
STOCKHOLDERS’ EQUITY	2,435.5	2,259.4

	$4,193.4	$4,086.5

PRIDE INTERNATIONAL, INC.
RECONCILIATION OF EARNINGS FROM OPERATIONS TO EARNINGS FROM OPERATIONS (EXCLUDING EXECUTIVE SEVERANCE, INVESTIGATION COSTS AND (GAIN) LOSS ON SALE OF ASSETS)
For the three-month periods ended June 30, 2006, June 30, 2005 and March 31, 2006
(In millions)
(unaudited)

	2Q	1Q	2Q
	2005	2006	2006

Earnings from operations	$49.3	$129.8	$125.2
Executive severance	10.8	—	—
Investigation costs	—	0.9	8.7
(Gain) loss on sale of assets, net	2.6	(26.7)	(1.7)

Earnings from operations (excluding executive severance, investigation costs and gain on sale of assets)	$62.7	$104.0	$132.2
     Earnings from operations excluding executive severance, investigation costs and gain and loss on sale of assets is a “non-GAAP financial measure.” Management provides it as a supplemental disclosure because management believes that it provides investors useful information in evaluating the performance of the underlying operations. This measure is not a substitute for the measures of earnings from operations and net earnings as calculated under generally accepted accounting principles.